EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Lightbridge Provides Business Update and
Reports Financial Results for the First Quarter of 2017

RESTON, Va., May 9, 2017 -- Lightbridge Corporation (NASDAQ: LTBR), a U.S. nuclear fuel technology company, today provided a business update and reported financial results for the first quarter ended March 31, 2017.

Seth Grae, President & Chief Executive Officer of Lightbridge Corporation, commented, “We continue to progress towards commercialization of our proprietary next generation nuclear fuel for current and future reactors. We are advancing towards the creation of a formal joint venture agreement with AREVA to develop, manufacture and commercialize fuel assemblies based on our fuel technology, which we expect to finalize in the coming months. We believe AREVA is the ideal partner, bringing its leading expertise in nuclear fuel assembly design, licensing and fabrication, as well as an established global customer base.”

“At the same time, we are advancing our discussions with a leading U.S. nuclear utility toward an end-user agreement for the first use of Lightbridge-designed nuclear fuel in a commercial reactor in the United States. Also, we remain on track for irradiation testing of our nuclear fuel samples at the Halden reactor in Norway.”

“Given our recent partnerships, along with other support we have received from the industry, we expect that our nuclear fuel technology has the potential to generate hundreds of millions of dollars in annual profits. We believe that nuclear power, generated in existing and future reactors utilizing our advanced metallic fuel technology, will dramatically improve the safety and enhance the operating economics of nuclear power.”

Financial Highlights

Balance Sheet Overview

At March 31, 2017, we had approximately $5.3 million in cash and restricted cash compared to approximately $3.7 million in cash and restricted cash at December 31, 2016. The $1.6 million increase in cash and equivalents resulted from the sale of approximately $2.8 million of our common stock during the quarter ended March 31, 2017, offset by net cash used in operating activities of $1.1 million. We had approximately $4.9 million in working capital at March 31, 2017 as compared to working capital of approximately $3.4 million at December 31, 2016. Stockholders' equity at March 31, 2017 was approximately $7.0 million compared to stockholders’ equity of approximately $5.6 million at December 31, 2016.

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Operating Results – First Quarter of Fiscal 2017 Compared to First Quarter of Fiscal 2016

For the first quarter ended March 31, 2017, our net loss attributable to common shareholders was approximately $1.8 million, or a loss of $0.20 per share, on revenue of $0.1 million. In the same quarter of 2016, the net loss available to common shareholders was $0.3 million, or loss per share of $0.09 per share, on revenue of $0.2 million. All revenue was generated from consulting services. Stock-based compensation expense was $0.2 million for the quarter ended March 31, 2017 compared to $0.2 million for the quarter ended March 31, 2016. For the three months ended March 31, 2017, the Company’s cash flows used in operating activities were $1.1 million versus $1.3 million used in operating activities for the same period of 2016. This decrease is primarily due to the decrease in warrant valuation income of approximately $1.3 million offset by the decrease in our revenue and the increase in our operating expenses, which include research and development expenses. The change for the warrant revaluation is due to a change in the accounting treatment of the outstanding warrants, which were recorded as derivative liabilities at March 31, 2016 and are now recorded as equity in 2017.

2017 First Quarter Conference Call

Lightbridge will host a conference call on Wednesday, May 10, 2017 at 11:00 a.m. Eastern Time to discuss the company's financial results for the first quarter ending March 31, 2017, as well as the Company's corporate progress and other meaningful developments. Interested parties can access the conference call by calling 866-682-6100 for U.S. callers, or +1-862-255-5401 for international callers. The call will be available on the Company’s website via webcast at http://ir.ltbridge.com/events.cfm. The conference call will be led by Seth Grae, President and Chief Executive Officer and other Lightbridge executives will also be available to answer questions. Questions may also be submitted in writing before or during the conference call to ir@ltbridge.com.

A webcast will also be archived on the Company’s website and a telephone replay of the call will be available approximately one hour following the call, through midnight June 10, 2017, and can be accessed by calling: 877-481-4010 (U.S. callers) or +1-919-882-2331 (international callers) and entering conference ID: 10364.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude warrant revaluation income. Net income excluding warrant revaluation income is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net loss excluding warrant revaluation income is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net loss excluding warrant revaluation income as a means to measure operating performance. The table below reconciles net (loss) excluding revaluation income, a non-GAAP measure, to net loss for the three months ended March 31, 2017 and 2016.

	Quarter Ended	Quarter Ended
	March 31,	March 31,
(in millions)	2017	2016
Net loss attributable to common stockholders	$(1.7)	$(0.3)
Adjustments:
Warrant revaluation income	0	1.3
Net Loss attributable to common stockholders, excluding warrant revaluation income	$(1.7)	$(1.6)

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About Lightbridge Corporation

Lightbridge (NASDAQ: LTBR) is a nuclear fuel technology company based in Reston, Virginia, USA. The Company develops proprietary next generation nuclear fuel technologies for current and future reactors. The technology significantly enhances the economics and safety of nuclear power, operating about 1000° C cooler than standard fuel. Lightbridge invented, patented and has independently validated the technology, including successful demonstration of the fuel in a research reactor with near-term plans to demonstrate the fuel under commercial reactor conditions. The Company has assembled a world class development team including veterans of leading global fuel manufacturers. Four large electric utilities that generate about half the nuclear power in the US already advise Lightbridge on fuel development and deployment. The Company operates under a licensing and royalty model, independently validated and based on the increased power generated by Lightbridge-designed fuel and high ROI for operators of existing and new reactors. The economic benefits are further enhanced by anticipated carbon credits available under the Clean Power Plan. Lightbridge also provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. For more information please visit: www.ltbridge.com.

To receive Lightbridge Corporation updates via e-mail, subscribe at http://ir.ltbridge.com/alerts.cfm.

Lightbridge is on Twitter. Sign up to follow @LightbridgeCorp at http://twitter.com/lightbridgecorp.

Forward Looking Statements

With the exception of historical matters, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's competitive position, the timing of demonstration testing and commercial production, the Company's entry into agreements with nuclear fuel manufacturers and the timing thereof, the potential impact of the U.S. Clean Power Plan and similar regulations, the Company's anticipated financial resources and position, the Company's product and service offerings, the expected market for the Company's product and service offerings. These statements are based on current expectations on the date of this news release and involve a number of risks and uncertainties that may cause actual results to differ significantly from such estimates. The risks include, but are not limited to, the degree of market adoption of the Company's product and service offerings; market competition; dependence on strategic partners; demand for fuel for nuclear reactors; the Company's ability to manage its business effectively in a rapidly evolving market; as well as other factors described in Lightbridge's filings with the Securities and Exchange Commission. Lightbridge does not assume any obligation to update or revise any such forward-looking statements, whether as the result of new developments or otherwise. Readers are cautioned not to put undue reliance on forward-looking statements.

Investor Relations Contact:

David Waldman/Natalya Rudman

Crescendo Communications, LLC

Tel. +1 855-379-9900

ltbr@crescendo-ir.com

*** tables follow ***

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Lightbridge Corporation
Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2017	2016
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$5,215,035	$3,584,877
Restricted cash	114,036	114,012
Accounts receivable - project revenue and reimbursable project costs	87,614	388,434
Prepaid expenses and other current assets	165,067	80,933
Deferred financing costs, net	491,168	491,168
Total Current Assets	6,072,920	4,659,424

Other Assets
Patent costs	1,203,354	1,160,465
Deferred financing costs, net	859,682	982,486
Total Other Assets	2,063,036	2,142,951
Total Assets	$8,135,956	$6,802,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$1,159,163	$1,216,321
Total Current Liabilities	1,159,163	1,216,321

Long-Term Liabilities
Deferred lease abandonment liability	-	28,464
Total Liabilities	1,159,163	1,244,785

Commitments and contingencies – Note 4

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 authorized shares, convertible Series A preferred shares, 1,020,000 shares issued and outstanding at March 31, 2017 and December 31, 2016	1,020	1,020
Common stock, $0.001 par value, 100,000,000 authorized, 9,716,004 shares and 7,112,143 shares issued and outstanding as of March 31, 2017 and December 31, 2016, respectively	9,716	7,112
Additional paid-in capital	89,427,982	86,266,075
Accumulated deficit	(82,461,925)	(80,716,617)
Total Stockholders' Equity	6,976,793	5,557,590
Total Liabilities and Stockholders' Equity	$8,135,956	$6,802,375

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2017	2016
Revenue:

Consulting Revenue	$135,485	$166,546

Cost of Consulting Services Provided	85,363	68,225

Gross Margin	50,122	98,321

Operating Expenses
General and administrative	1,208,303	1,096,109
Research and development	464,343	586,250
Total Operating Expenses	1,672,646	1,682,359

Operating Loss	(1,622,524)	(1,584,038)

Other Income and (Expenses)
Warrant revaluation	-	1,253,854
Financing costs	(122,804)	-
Other income (expenses)	20	(4,521)
Total Other Income and (Expenses)	(122,784)	1,249,333

Net loss before income taxes	(1,745,308)	(334,705)

Income taxes	-	-

Net loss	$(1,745,308)	$(334,705)

Accumulated preferred stock dividend	(49,000)	-

Net loss attributable to common stockholders	(1,794,308)	(334,705)

Net Loss Per Common Share, Basic and Diluted	$(0.20)	$(0.09)

Weighted Average Number of Common Shares Outstanding	9,138,014	3,931,506

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Lightbridge Corporation

Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended
	March 31,
	2017	2016
Operating Activities:
Net Loss	$(1,745,308)	$(334,705)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock-based compensation	229,631	185,456
Amortization of deferred financing costs	122,804	-
Warrant revaluation	-	(1,253,854)
Changes in operating working capital items:
Accounts receivable - fees and reimbursable project costs	300,820	(13,822)
Prepaid expenses and other assets	(84,134)	(308,438)
Accounts payable and accrued liabilities	78,262	505,498
Deferred lease abandonment liability	(42,164)	(95,008)
Net Cash Used In Operating Activities	(1,140,089)	(1,314,873)

Investing Activities:
Patent costs	(42,889)	(61,599)
Net Cash Used In Investing Activities	(42,889)	(61,599)

Financing Activities:
Net proceeds from the issuance of common stock	2,813,160	1,396,339
Proceeds from the issuance of note payable	-	135,000
Repayment of note payable	-	(26,786)
Restricted cash	(24)	-
Net Cash Provided by Financing Activities	2,813,136	1,504,553

Net Increase In Cash and Cash Equivalents	1,630,158	128,081

Cash and Cash Equivalents, Beginning of Period	3,584,877	623,184

Cash and Cash Equivalents, End of Period	$5,215,035	$751,265

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period:
Interest paid	$-	$484
Income taxes paid	$-	$-
Non-Cash Financing Activity:
Decrease in accrued liabilities – stock-based compensation	$121,720	$-
Accumulated preferred stock dividend	$49,000	$-

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